Exhibit 99.1

22nd Century Announces Debt-Free Balance Sheet and New Growth Capital

Repayment of $3.9 Million in Senior Secured Debt Lowers Ongoing Cash Needs and Operating Costs by Eliminating Cash Interest and Amortization Expense

Company Balance Sheet Reflects Working Capital to Support the Purchase of Low Nicotine Leaf Crop for Production of More Than 1 Million Cartons of VLN Products

MOCKSVILLE, N.C., September 18, 2025 — 22nd Century Group, Inc. (Nasdaq: XXII), the only tobacco products company that has for 27 years led and continues to lead the fight against the harms of smoking driven by nicotine addiction, today announced that following closing of its Series A convertible preferred stock offering, it has repaid the remaining $3.9 million of its senior secured debt in full.

“We are pleased to remove one of the last legacy liabilities from the previous 22nd Century organization,” said Larry Firestone, Chief Executive Officer. “This is a huge step forward for the company, having now eliminated greater than $20 million in senior secured and subordinated debt since I joined the team. With a debt-free balance sheet, we see a significant opportunity to use our resources in a forward-looking manner focused on growth, driven by the expected margin expansion from branded products which have begun shipping in Q3 2025. Our plans for further adoption of partner VLN as well as additional branded product SKU’s are setting up our growth strategy into 2026. We are fully focused on utilizing our strong IP portfolio and resources to drive continuous expansion of our VLN® reduced nicotine content products with our partners.”

Completion of the Series A convertible preferred stock offering and senior secured debt repayment resulted in an approximate $9.1 million increase in as adjusted pro forma net tangible book value, or approximately $1.05 per share. Management has plans to deploy a portion of capital to expand its very low nicotine tobacco leaf inventory in the fourth quarter of 2025, with inventory reserves allowing for production of more than one million cartons of VLN combustible products.

About 22nd Century Group, Inc.

22nd Century Group is pioneering the tobacco harm reduction movement by enabling smokers to take control of their nicotine consumption.

Our Technology is Tobacco

Our proprietary non-GMO reduced nicotine tobacco plants were developed using our patented technologies that regulate alkaloid biosynthesis activities resulting in a tobacco plant that contains 95% less nicotine than traditional tobacco plants. Our extensive patent portfolio has been developed to ensure that our high-quality tobacco can be grown commercially at scale. We continue to develop our intellectual property to ensure our ongoing leadership in the tobacco harm reduction movement.

Our Products

We created our flagship product, the VLN® cigarette using our low nicotine tobacco, to give traditional cigarette smokers an authentic and familiar alternative in the form of a combustible cigarette that helps them take control of their nicotine consumption. VLN® cigarettes have 95% less nicotine compared to traditional cigarettes and have been proven to allow consumers to greatly reduce their nicotine consumption.

FDA Authorized

Our VLN® cigarette is the only low nicotine combustible cigarette authorized by the FDA in the United States.

VLN® is a registered trademark of 22nd Century Limited LLC.

Learn more at xxiicentury.com, on X (formerly Twitter), on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our cost reduction initiatives, (ii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, (iii) our financial and operating performance and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 20, 2025 and Quarterly Reports on Form 10-Q on May 13, 2025 and August 14, 2025. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200